POWER OF ATTORNEY



I,Deanna L. Spooner,hereby appoint Theron J. Cole
 as my attorneys in fact with regard
to the executing and filing of SEC documents related to my position as a Director or Officer of Cyanotech
Corporation and authorize him to
sign and file on my behalf all documents necessary to file and perfect the filing of Form 5's and other SEC documents related to Cyanotech Corporation for me with the Securities and Exchange Commission.

/s/ Deanna L. Spooner              Date 11/21/08




Subscribed and sworn to me this 21st day of November, 2008

Signed Jeane Vinson
Notary Public #98-583

My commission expires November 9, 2010

SEAL: